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                                                                    EXHIBIT 12.1

                              CCPR SERVICES, INC.

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                          YEAR ENDED DECEMBER 31,
                         --------------------------------------------------------------
                            1996         1995        1994         1993         1992
                         -----------  ----------  -----------  -----------  -----------
Fixed charges
  Interest.............. $ 8,094,000  $2,751,000  $       --   $       --   $       --
  Amortization of debt
   expense..............     610,000     253,000          --           --           --
  Interest portion of
   rental expense.......     951,000     703,000      546,000      416,000      296,000
                         -----------  ----------  -----------  -----------  -----------
                         $ 9,655,000  $3,707,000  $   546,000  $   416,000  $   296,000
                         ===========  ==========  ===========  ===========  ===========
Earnings:
  Income (loss) before
   income tax........... $ 7,471,000  $5,499,000  ($3,090,000) ($3,153,000) ($2,646,000)
  Fixed charges per
   above................   9,655,000   3,707,000      546,000      416,000      296,000
    Less: Capitalized
     interest...........    (198,000)   (119,000)     (80,000)    (123,000)     (99,000)
                         -----------  ----------  -----------  -----------  -----------
                         $16,928,000  $9,087,000  ($2,624,000) ($2,860,000) ($2,449,000)
                         ===========  ==========  ===========  ===========  ===========
Ratio of Earnings to
 Fixed Charges..........         1.8         2.5          --           --           --
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